Exhibit 2.2

ASSET PURCHASE AGREEMENT

between

FISERV, INC,

LINCOLN TRUST COMPANY

and

ROBERT BERIAULT HOLDINGS, INC.

Dated as of April 15, 2009

	3.1.1.	Conduct of Business	11
	3.1.2.	Access and Information	12
	3.1.3.	Governmental Authority Filings	13
	3.1.4.	Public Announcements	13
	3.1.5.	Further Actions	13
3.2.	Covenants of Buyer		14
	3.2.1.	Public Announcements	14
	3.2.2.	Further Actions.	14
	3.2.3.	Employee Benefit Matters	15
3.3.	Cooperation		16
3.4.	Settlement and Defense of Litigation		16
3.5	Change of Name		17
3.6	Retention of Documents		18
	3.6.1.	Records Relating to TD Ameritrade’s Acquired Businesses	18
	3.6.2.	Maintenance and Access to Records	18
	3.6.3.	Records Relating to Excluded Liabilities, Retained Litigation, Third-Party Claims, Subpoenas, and Litigation Hold Notices	18
	3.6.4.	Affect on Indemnification	19
3.7	Additional Cooperation		19

ARTICLE IV. CONDITIONS PRECEDENT			20

4.1.	Conditions to Obligations of Each Party		20
	4.1.1.	Regulatory Approvals	20
	4.1.2.	No Injunction, etc.	20
	4.1.3.	Divestiture of Certain Accounts	20
	4.1.4.	Stock Purchase Agreement	20
	4.1.5.	Liquidation of Seller	20
	4.1.6.	Third Party Agreements	21
4.2.	Conditions to Obligations of Buyer		21
	4.2.1.	Representations	21
	4.2.2.	Covenants	21
	4.2.3.	Sublease	21
	4.2.4.	Service Agreement	22
	4.2.5.	Bill of Sale	22
	4.2.6.	Indemnity	22
	4.2.7.	Proceedings	22
	4.2.8.	No Material Adverse Effect	22
4.3.	Conditions to Obligations of Seller		22
	4.3.1.	Representations	22
	4.3.2.	Covenants	23
	4.3.3.	Sublease	23
	4.3.4.	Services Agreement	23
	4.3.5.	Bill of Sale	23
	4.3.6.	Non-compete Agreement	23

2

ARTICLE V. TERMINATION			23

5.1.	Termination		23
5.2.	Effect of Termination		24

ARTICLE VI. SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION			24

6.1.	Survival of Representations and Covenants		24
6.2.	General Indemnity		24
	6.2.1.	Fiserv and Seller Indemnity	24
	6.2.2.	Buyer Indemnity	26
	6.2.3.	Exclusive Remedy	27
	6.2.4.	Further Limitations	28
6.3.	Third Party Claims		28
6.4.	Consequential Damages		29
6.5.	Payments		29
6.6.	Adjustments to Losses		29
	6.6.1.	Insurance	29
	6.6.2.	Taxes	30
	6.6.3.	Reimbursement	30
6.7.	Mitigation		30
6.8.	Effect on the Purchase Price		30

ARTICLE VII. DEFINITIONS, MISCELLANEOUS			30

7.1.	Definition of Certain Terms		30
7.2.	Expenses; Transfer Taxes		34
7.3.	Severability		35
7.4.	Notices		35
7.5.	Miscellaneous		36
	7.5.1.	Headings, Interpretation	36
	7.5.2.	Counterparts	36
	7.5.3.	Jurisdictional Matters	37
	7.5.4.	Waiver of Jury Trial	37
	7.5.5.	Specific Performance	38
	7.5.6.	Litigation Expenses	38
	7.5.7.	Binding Effect	38
	7.5.8.	Assignment	38
	7.5.9.	Third Party Beneficiaries	38
	7.5.10.	Confidentiality	38
	7.5.11.	Amendment; Waivers	39
	7.5.12.	Entire Agreement	39

3

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT dated as of April 15, 2009 (the “Agreement”), between Fiserv, Inc., a Wisconsin corporation (“Fiserv”), Lincoln Trust Company, a Colorado corporation (“Seller”), and Robert Beriault Holdings, Inc., a Colorado corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, Seller is engaged in providing administrative services to (i) self directed IRA and defined contribution accounts that hold both traditional and alternative investments, (ii) balance forward retirement plans, and (iii) daily valuation retirement plans (the business referred to in subsections (i), (ii), and (iii) are collectively, the “Business”);

WHEREAS, Buyer desires to purchase substantially all of the assets and properties used by Seller in and relating to the Business, subject to certain liabilities, on the terms and conditions described in this Agreement; and

WHEREAS, Buyer and Seller desire to make certain representations, covenants and agreements in connection with the purchase and sale of the Assets (as hereinafter defined) and also to prescribe various conditions to the transaction.

NOW, THEREFORE, in consideration of the mutual promises, covenants and representations made herein and intending to be bound hereby, the parties hereto agree as follows:

ARTICLE I.

SALE AND PURCHASE OF ASSETS

1.1. Basic Transaction.

1.1.1 Assets. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, convey, transfer and deliver to Buyer, all of the following assets and properties of Seller as the same shall exist on the Closing Date, except those assets excluded pursuant to Section 1.1.2 below, set forth on Schedule 1.1.2 to this Agreement, or set forth in the Stock Purchase Agreement (collectively, the “Assets”) for the consideration specified below in Section 1.2:

(i) all rights of Seller and all other contracts and agreements to which the Seller is a party or by which the Seller is bound that are attributable to, used or, to the extent still in existence, previously used, or otherwise reasonably necessary to, or for use primarily in connection with, the operation or conduct of the Business;

(ii) all Intellectual Property relating to the Assets, including the marks LINCOLN TRUST and LINCOLN TRUST COMPANY and the application of registration filed with the United States Patent and Trademark Office, bearing application serial number 77/333724 (the “Marks”);

(iii) all accounts receivable, notes receivable, and other receivables due to the Seller that are attributable to, or arise out of the operation of the Business, together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto;

(iv) all machinery, equipment, furniture, furnishings, parts, spare parts, inventories, computer systems, supplies, and other tangible personal property owned by Seller and used or held that are attributable to, used or, to the extent still in existence, previously used, or otherwise reasonably necessary to, or for use primarily in connection with, the operation or conduct of the Business;

(v) all permits and certificates used or held that are attributable to, used or, to the extent still in existence, previously used, or otherwise reasonably necessary to, or for use primarily in connection with, the operation or conduct of the Business;

(vi) all books of account, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing records, sales and promotional literature, manuals and customer and supplier correspondence owned by the Seller that are attributable to, used or, to the extent still in existence, previously used, or otherwise reasonably necessary to, or for use primarily in connection with, the operation or conduct of the Business;

(vii) all credits and prepaid expenses that are attributable to, used or, to the extent still in existence, previously used, or otherwise reasonably necessary to, or for use primarily in connection with, the operation or conduct of the Business; and

(viii) All rights under the Smart 401(k) Plan and all other employee, benefit or retirement plan of Seller listed on Schedule 1.1.1(viii), including all assets related thereto; and

1.1.2 Excluded Assets. The following assets and properties of Seller are specifically excluded from the Assets and shall be retained by Seller (the “Excluded Assets”):

(i) all of Seller’s cash and cash equivalents;

(ii) the Seller’s corporate books and records of internal corporate proceedings, tax records, work papers, and books and records that the Seller is required by Applicable Law to retain;

(iii) all rights in and to the Retained Names (as hereinafter defined);

(iv) all of Seller’s bank accounts;

(v) all accounting records (including records relating to Taxes) and internal reports relating to the business activities of Seller that are not Assets;

(vi) any interest in or right to any refund of Taxes relating to the Business, the Assets or the liabilities assumed by Buyer for, or applicable to, any taxable period (or portion thereof) ending on or prior to the Closing Date;

(vii) any insurance policies and rights, claims or causes of action thereunder;

(viii) all rights, claims, and causes of action relating to any Excluded Asset or any other obligations or liabilities which are not assumed by Buyer hereunder;

(ix) all rights of Seller under this Agreement and the Bill of Sale (as hereinafter defined); and

(x) all other assets or agreements listed in Schedule 1.1.2(x) to this Agreement.

1.1.3 Instruments of Conveyance and Transfer. Subject to Section 1.1.6 below, on the Closing Date Seller shall execute and deliver to Buyer (a) a bill of sale in the form included in the Bill of Sale, Assignment and Assumption Agreement annexed hereto as Exhibit A (the “Bill of Sale”), transferring to Buyer the properties and assets to be acquired by Buyer under the terms of this Agreement, and (b) such other bills of sale, instruments of assignment and other appropriate documents as may be reasonably requested by Buyer in order to carry out the intentions and purposes of this Agreement.

1.1.4 Assumed Liabilities. On the Closing Date, Buyer shall execute and deliver to Seller an assumption agreement in the form of the Bill of Sale, pursuant to which, subject to Section 1.1.5 below, Buyer shall assume and agree to pay, perform and discharge when due the liabilities and obligations of Seller with respect to the Assets acquired by Buyer hereunder (i) of any kind or nature, whether absolute, contingent or otherwise, which are liabilities or obligations of Seller which arise after the Closing Date under the terms of a contract, agreement, license or lease or other commitment, (ii) that are included as liabilities on the Closing Balance Sheet and all liabilities relating to the Business which are not required by GAAP to be reflected or reserved against in the Closing Balance Sheet or the notes thereto, (iii) that arise under any employee or retiree benefit plan of Seller, including without limitation the Smart 401(k) Plan, whether arising before or after the Closing, or (iv) that arise after the Closing Date and pertain to events occurring after the Closing Date or arising out of or relating to the ownership or use of the Assets from or after the Closing Date (the foregoing in subsections (i), (ii), (iii), and (iv) are collectively, the “Assumed Liabilities”):

1.1.5 Excluded Liabilities. Buyer is not assuming, and shall not be deemed to have assumed, any liabilities or obligations of Seller of any kind or nature whatsoever, except as expressly provided above in Section 1.1.4 hereof, including without limitation, (i) any liability arising on or prior to the Closing Date, (ii) any Taxes of Seller, its Subsidiaries or Affiliates or for which Seller or any of its Subsidiaries or Affiliates is or may be liable, without regard to when such Tax is due or payable, or (iii) arising out of any action, suit or proceeding based upon an event occurring or a claim arising (A) on or prior to the Closing Date or (B) after the Closing Date in the case of claims in respect of services delivered by Seller on or prior to the Closing Date and attributable to acts performed or omitted by Seller on or prior to the Closing Date (the foregoing are collectively, the “Excluded Liabilities”).

1.1.6 Consents to Certain Assignments.

(i) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to transfer or assign any asset, permit, claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any agreement or Applicable Law to which the Seller is a party or by which it is bound, or in any way adversely affect the rights of the Seller or, upon transfer, the Buyer under such asset, permit, claim or right. The Seller shall use its commercially reasonable efforts to obtain any consents or waivers required to assign to the Buyer any Asset that requires the consent of a third party, without any conditions to such transfer or changes or modifications of terms thereunder. The Buyer agrees that the Seller shall not have any liability to the Buyer arising out of or relating to the failure to obtain any such consent that may be required in connection with the transactions contemplated by this Agreement or because of any circumstances resulting therefrom. The Buyer further agrees that no representation, warranty or covenant of the Seller herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (i) the failure to obtain any such consent or any circumstances resulting therefrom or (ii) any suit, action, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such consent or any circumstances resulting therefrom.

(ii) If any such consent is not obtained prior to Closing and as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Asset intended to be transferred hereunder, or if any attempted assignment would adversely affect the rights of the Seller thereunder so that the Buyer would not in fact receive all such rights or the Seller would forfeit or otherwise lose the benefit of rights that the Seller is entitled to retain, the Seller and the Buyer shall cooperate in any lawful and commercially reasonable arrangement, as the Seller and the Buyer shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer; provided that all reasonable out-of-pocket expenses of such cooperation and related actions shall be paid by the Buyer. The Seller shall promptly pay to the Buyer when received all monies received by the Seller under such Asset or any claim or right or any benefit arising thereunder and the Buyer shall indemnify and promptly pay the Seller for all liabilities of the Seller associated with such Asset.

1.2. Preliminary Purchase Price.

Preliminary Purchase Price. Buyer agrees to pay to the Seller on the date set forth in Section 1.3 below the Net Book Value of the Assets as set forth on the Preliminary Schedule, each as further described in Section 1.5 below for the Assets (the “Preliminary Purchase Price”) by delivery of cash payable by wire transfer of immediately available funds to an account specified by Seller. The Preliminary Purchase Price will be subject to post-Closing adjustment as set forth in Section 1.6.

1.3. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Seller, 255 Fiserv Drive, Brookfield, Wisconsin 53045, commencing at 9:00 a.m. local time on the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date and/or location as Buyer and Seller may mutually determine (the “Closing Date”), and shall be effective as of 11:59 p.m. on the Closing Date; provided that in any event the Closing shall occur on the same date as the closing of that certain Amended and Restated Stock Purchase Agreement dated as of the date hereof between Fiserv, Inc. and Robert Beriault Holdings, Inc. (“Stock Purchase Agreement”).

1.4. Deliveries.

At the Closing, (i) Seller will deliver to Buyer the certificates referred to in Section 4.2.1 below, (ii) Buyer will deliver to Seller the certificates referred to in Section 4.3.1 below, and (iii) Buyer will deliver to Seller the Preliminary Purchase Price.

1.5. Preparation of Preliminary Schedule and Final Schedule.

1.5.1 Preliminary Schedule and Final Schedule.

(i) Not later than three Business Days prior to the Closing Date, the Seller and Fiserv shall deliver to the Buyer a schedule (the “Preliminary Schedule”) setting forth, in reasonable detail and as of the date of the Preliminary Schedule, Seller’s estimate of the amount of the Net Book Value of the Assets. The term “Net Book Value of the Assets” shall mean the difference between the book value of the Assets and the liabilities to be assumed by Buyer, as of the Closing Date, as set forth on the balance sheet as of the Closing Date (the “Closing Balance Sheet”). The Preliminary Schedule and Closing Balance Sheet shall be prepared in a manner and on a basis consistent in all respects with the December 31, 2008 audited balance sheet of the Seller, except that the Preliminary Schedule and Closing Balance Sheet shall not include the Excluded Assets and Excluded Liabilities.

(ii) As soon as reasonably practicable, but in no event later than sixty days following the Closing Date, the Buyer shall prepare and deliver to the Seller and Fiserv a schedule (the “Final Schedule”) of Buyer’s calculation of the Net Book Value of the Assets. The Final Schedule shall be prepared in a manner and on a basis consistent in all respects with the Preliminary Schedule and Closing Balance Sheet, and in a manner and on a basis consistent in all respects with the December 31, 2008 audited balance sheet of the Seller, except that the Final Schedule shall not include or reflect any Excluded Assets or Excluded Liabilities.

1.5.2 Objections. Within thirty days after receiving the Final Schedule, Seller and Fiserv may object to the schedule by delivering to Buyer a written statement describing its objections (the “Statement of Objections”). If Seller or Fiserv fails to deliver a Statement of Objections within such thirty days, the calculations set forth in the Final Schedule shall be conclusive and binding upon Buyer, on the one hand, and Seller and Fiserv on the other hand. If Seller or Fiserv delivers a Statement of Objections within such thirty days, Buyer, on the one hand, and Seller and Fiserv, on the other hand, will use commercially reasonable efforts to resolve any such objections themselves. If Buyer, on the one hand, and Seller and Fiserv, on the other hand, shall fail to reach an agreement with respect to any of the objections set forth in a Statement of Objections within such thirty day period after Buyer has received such Statement of Objections, then such unresolved objections shall be submitted for resolution to PricewaterhouseCoopers LLP (or if

PricewaterhouseCoopers LLP is not independent or able to act, such other nationally recognized accounting firm as may be reasonably satisfactory to Buyer, on the one hand, and Seller and Fiserv, on the other hand) (PricewaterhouseCoopers LLP or such other firm, the “Accounting Firm”). The Accounting Firm will resolve any unresolved objections submitted to it within thirty days following its engagement. The Accounting Firm shall make a determination based solely on presentations by Seller, Fiserv and Buyer, and not by independent review, as to (and only as to) each of the items in dispute, and shall be instructed that, in resolving any such item in dispute, it must select a position with respect to the Net Book Value of the Assets and the Final Schedule that is either exactly the position of Seller and Fiserv or exactly the position of Buyer or that is between such position of Seller and Fiserv, on the one hand, and Buyer, on the other hand. Buyer will revise the Final Schedule as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.5.2. The Final Schedule as may be revised pursuant to this Section 1.5.2 shall be used to determine the Net Book Value of the Assets, as applicable, and any purchase price adjustment as contemplated by Section 1.6.

1.5.3 Expenses. In the event Buyer, Seller and Fiserv submit any unresolved objections to the Accounting Firm for resolution as provided in Section 1.5.2, Buyer, on the one hand, and Seller and Fiserv, on the other hand, will share responsibility for the fees and expenses of the Accounting Firm as follows:

(a) if the Accounting Firm resolves all of the remaining objections contained in the Statement of Objections in favor of Buyer (the final amount as determined by the Accounting Firm is referred to herein as the “Low Value”), Seller and Fiserv will be responsible for all of the fees and expenses of the Accounting Firm;

(b) if the Accounting Firm resolves all of the remaining objections contained in the Statement of Objections in favor of Seller and Fiserv (the final amount as determined by the Accounting Firm is referred to herein as the “High Value”), Buyer will be responsible for all of the fees and expenses of the Accounting Firm; and

(c) if the Accounting Firm resolves some of the remaining objections contained in the Statement of Objections in favor of Buyer and the rest of the remaining objections in favor of Seller and Fiserv (the final amount as determined by the Accounting Firm is referred to herein as the “Actual Value”), Seller and Fiserv will be responsible for a percentage of the fees and expenses of the Accounting Firm in connection with the resolution of such objections equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and Buyer will be responsible for the remainder of the fees and expenses.

1.5.4 Work Papers. Buyer will make the work papers and back-up materials used in preparing the Final Schedule, and the books, records, and financial staff of Buyer and its Affiliates, available to Seller and Fiserv and their accountants and other representatives at reasonable times and upon reasonable notice at any time during (A) the preparation by Buyer of the Final Schedule, (B) the review by Seller and Fiserv of the Final Schedule, and (C) the resolution by Buyer, on the one hand, and Seller, on the other hand, of any objections thereto.

1.6. Adjustment to Preliminary Purchase Price

The Preliminary Purchase Price will be adjusted as follows, and as so adjusted is referred to herein as the “Purchase Price.”

(i) If the Net Book Value of the Assets set forth on the Final Schedule exceeds the Net Book Value of the Assets set forth on the Preliminary Schedule, Buyer will pay to Seller an amount equal to such excess by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Final Schedule finally is determined pursuant to Section 1.5 above.

(ii) If the Net Book Value of the Assets set forth on the Final Schedule is less than the Net Book Value of the Assets set forth on the Preliminary Schedule, Seller will pay to Buyer an amount equal to such deficiency by wire transfer or delivery of other immediately available funds within three Business Days after the date on which the Final Schedule finally is determined pursuant to Section 1.5 above.

1.7 Allocation of Purchase Price.

1.7.1 Allocation. After a thorough analysis of the transaction and arms’ length negotiations between the parties, Buyer and Seller agree that the Purchase Price shall be allocated among the Assets as set forth on the Closing Balance Sheet.

1.7.2 Cooperation. Buyer and Seller will cooperate in the timely preparation of their respective Forms 8594 with respect to the sale of the Assets and payments hereunder in accordance with this Section 1.7. For purposes of the preparation of Form 8594, the name, address and taxpayer identification number of Buyer is as follows:

Name:	Robert Beriault Holdings, Inc.

Address:	717 17th Street Suite 2100 Denver, CO 80202

T.I.N.:

and with respect to Seller is:

Name:	Lincoln Trust Company

Address:	717 17th Street Suite 2100 Denver, CO 80202

T.I.N.:

Buyer and Seller shall promptly give the other parties notice, in accordance with Section 7.4 herein, of any changes in the foregoing information prior to the due date of any Form 8594.

(iii) Binding Effect. Buyer and Seller shall be bound by the allocation of the Purchase Price as set forth in this Section 1.7, and shall apply such allocation for all purposes, including determining any Tax, shall prepare and file all Tax Returns, including Form 8594, in a manner consistent with such allocations, and shall not take any position inconsistent with such allocation in any Tax Return, proceeding before any Taxing authority or otherwise. In the event that any allocation hereunder is questioned, audited or disputed by any Taxing authority, the party receiving notice thereof shall promptly notify and consult with the other parties concerning the strategy for the resolution thereof, and shall keep the other parties apprised of the status of such question, audit or dispute and the resolution thereof.

ARTICLE II.

REPRESENTATIONS

2.1. Representations of Seller. Except for breaches that would not occur but for the taking of any actions contemplated by or in connection with this Agreement or the transactions contemplated hereby, Seller represents to Buyer as follows:

2.1.1. Authorization; No Conflicts; Status of Seller, etc.

(a) Due Organization, etc. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Colorado with the requisite corporate power and authority, as applicable, to carry on the Business as now conducted and to own or lease and to operate its properties as and in the places where such Business is now conducted and such properties are now owned, leased or operated.

(b) Authorization, etc. Seller has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by Seller have been duly authorized by all requisite corporate action of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the Assets under, (i) any provision of the Organizational Documents of Seller, or (ii) any Applicable Law applicable to the Seller or to the Assets, in each case except for any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on the Assets. No Governmental Approval (other than as may be required pursuant to the Change in Bank Control Act, the Bank Merger Act, the Colorado Revised Statutes, or as may be required by the

Office of the Comptroller of the Currency (“OCC”) or the Federal Deposit Insurance Corporation (“FDIC”)) or other Consent is required to be obtained or made by the Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

(d) Title. Seller has good and marketable title to (or in the case of leased assets, a valid leasehold interest in) all of the Assets, free and clear of any encumbrances (other than Permitted Encumbrances), except as reflected in the Closing Balance Sheet.

2.1.2. Absence of Changes Except with respect to actions taken in connection with the proposed sale of the trust business of Seller, including without limitation, the sale of the stock or assets of Fiserv Trust Company, Fiserv Affinity, Inc., Seller, and Fiserv Brokerage Services, Inc., or otherwise in connection with the transactions contemplated by this Agreement, since December 31, 2008, (i) Seller with respect to the Business has conducted its business in the ordinary and usual course consistent with past practices and (ii) no event has occurred or fact or circumstance has arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect on the Assets.

2.1.3. Compliance with Laws. Seller with respect to the Business is not in material violation of or material default under, or has at any time since December 31, 2006 materially violated or been in material default under, (i) any Applicable Law applicable to the Business or the Assets or (ii) any provision of its Organizational Documents. Except as set forth on Schedule 2.1.3 to this Agreement, there are no consent decrees or other similar agreements entered into by the Seller with respect to the Business or the Assets with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on the Assets.

2.1.4 Litigation. Except as set forth on Schedule 2.1.4 to this Agreement, there is no judicial or administrative action, suit, investigation, inquiry, or proceeding pending, or to the Knowledge of Seller, threatened, or any reasonable basis therefor, that questions the validity of this Agreement or of any action taken or to be taken by Seller in connection with this Agreement or the transactions contemplated thereby.

2.1.5. Employee Benefit Plans. The Seller will cease to be the employer whose employees are covered by any employee benefit plan of the Seller or its corporate parent effective as of the Closing. The Smart 401(k) Plan is a qualified plan and has been operated in accordance with the provisions of the Employee Retirement Income Security Act of 1974 in all material respects. To the Knowledge of Seller, there are no actions or omissions which would cause the plan not to be a qualified plan. The Seller has complied in all material respects with all reporting and disclosure requirements with respect to such plan, and to the Knowledge of Seller, there are no material defects in the Smart 401(k) Plan.

2.1.6. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation.

2.2. Representations of Buyer. Buyer represents to Seller as follows:

2.2.1. Authorization; No Conflicts; Status of Buyer, etc.

(a) Due Organization, etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with the requisite corporate power and authority to carry on its business as now conducted and to own or lease and to operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated. Buyer is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the failure to be so qualified, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on Buyer.

(b) Authorization, etc. Buyer has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby to be consummated by it. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, by Buyer have been duly authorized by all requisite corporate action of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of Buyer, enforceable against it in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby will not contravene, result in any violation of, loss of rights or default under, constitute an event creating rights of acceleration, termination, repayment or cancellation under, entitle any party to receive any payment or benefit pursuant to, or result in the creation of any Lien upon any of the properties or assets of Buyer under, (i) any provision of the Organizational Documents of Buyer, (ii) any Applicable Law applicable to Buyer or any of its properties or (iii) any contract of Buyer, except for any such contraventions, violations, losses, defaults, accelerations, terminations, repayments, cancellations or Liens that, individually or in the aggregate, is not reasonably expected to have a Material Adverse Effect on Buyer. No Governmental Approval (other than as may be required pursuant to the Change in Bank Control Act, the Bank Merger Act, the Colorado Revised Statutes, or as may be required by the OCC or FDIC) or other Consent is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

2.2.2. Litigation. Except as set forth on Schedule 2.2.2 to this Agreement, There is no judicial or administrative action, suit, investigation, inquiry or proceeding pending or, to the Knowledge of Buyer, threatened, or any reasonable basis therefor, that questions the validity of this Agreement or of any action taken or to be taken by Buyer in connection with this Agreement or the transactions contemplated thereby.

2.2.3. Compliance with Laws, etc. None of Buyer or its Subsidiaries or Affiliates is in material violation of or material default under, or has at any time since December 31, 2006 materially violated or been in material default under, (i) any Applicable Law applicable to it or any of its properties or business or (ii) any provision of its Organizational Documents. There are no consent decrees or other similar agreements entered into by Buyer or its Subsidiaries or Affiliates with any Governmental Authority currently in effect. No Governmental Authority has instituted, implemented, taken or threatened to take any other action the effect of which, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect on Buyer or its Subsidiaries or Affiliates.

2.2.4. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Buyer in such manner as to give rise to any valid claim against Buyer for any brokerage or finder’s commission, fee or similar compensation.

2.2.5. Absence of Certain Facts and Circumstances. As of the date of this Agreement, neither the Buyer nor any Affiliate of the Buyer has any Knowledge of any facts, circumstances or other reason why the Requisite Regulatory Approvals will not be received in a timely manner.

2.3. No Other Representations. Except for the representations expressly contained in this Article II, none of the Seller, the Buyer or any other Person has made or makes any other express or implied representation either written or oral, on behalf of the Seller or the Buyer.

ARTICLE III.

COVENANTS

3.1. Covenants of Seller.

3.1.1. Conduct of Business. From the date hereof to the Closing Date, except as (i) contemplated by or in connection with this Agreement or the transactions contemplated hereby, or (ii) consented to by Buyer (such consent not to be unreasonably withheld or delayed), Seller will:

(a) carry on the Business in the ordinary course consistent with past practices, and use commercially reasonable efforts (to the extent consistent with good business judgment) to preserve intact the present organization of the Business, keep available the services of its executive officers and key employees, and preserve its relationships with customers, clients, suppliers and others having material business dealings with it; provided, however, that Seller may enter into and effectuate agreements for the placement with third-party banks of funds on behalf of Seller’s customers;

(b) not amend its Organizational Documents; provided, however, that Seller may amend its organizational documents to the extent necessary to effectuate the transfer to Buyer of the Marks;

(c) not incur, assume, guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or prepay any Indebtedness or amend the terms relating to any Indebtedness (including, without limitation, capital leases, payments in respect of the deferred purchase price of property, letters of credit, loan agreements and other agreements relating to the borrowing of money or extension of credit) or issue or sell any debt securities, except for (i) any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices in an aggregate amount not exceeding $2,000,000, (ii) any indebtedness constituting deposits or in connection with checks drawn on financial institutions which constitute a liability separate from deposits but arising out of the deposit obligation, (iii) any such incurrence, assumption, guarantee or prepayment of such Indebtedness or amendments of the terms of such Indebtedness in the ordinary course of business consistent with past practices and the ALCO policy in connection with the management of investment portfolio liquidity, or (iv) any such Indebtedness for the placement with third-party banks of funds on behalf of Seller’s customers;

(d) not sell, transfer, assign, convey, mortgage, pledge or otherwise subject to any Lien any of the Assets, tangible or intangible, except for Permitted Encumbrances or in the ordinary course of business consistent with past practices;

(e) not grant any rights or license under any of its trademarks or trade names or other material registered Intellectual Property owned or licensed by the Company (other than off-the-shelf software programs that have not been customized for use by the Seller) or enter into any licensing or similar agreements or arrangements other than in the ordinary course of business consistent with past practices; provided, however, that Seller may grant such rights as are necessary to effectuate the transfer to Buyer of the Marks;

(f) not sell any assets outside the ordinary course of business consistent with past practices;

(g) not enter into any agreements, contracts or commitments for capital expenditures other than in the ordinary course of business consistent with past practices or that provide for in the case of any single agreement or related agreements, annual payments by Seller with respect to the Business of $3,000,000 or more;

(h) not agree or commit to do any of the foregoing referred to in clauses (a) - (g); and

(i) promptly advise Buyer of any fact, condition, occurrence or change known to Seller that is reasonably expected to have a Material Adverse Effect on the Assets or cause a breach of this Section 3.1.1.

3.1.2. Access and Information From the date hereof to the Closing Date, Seller will give to Buyer and Buyer’s accountants, counsel and other representatives reasonable access during normal business hours to the Seller and the respective offices, properties, books, contracts, commitments, reports and records relating to the Assets, and to furnish them or provide them access to all such documents, financial data, records and information with respect to the Assets as Buyer shall from time to time reasonably request; provided that the foregoing shall be under the general coordination of Seller and shall be subject to the confidentiality provisions set forth in Section 7.5.10.

3.1.3. Governmental Authority Filings. From the date hereof to the Closing Date, Seller will file, or cause to be filed, with the Colorado Division of Banking, the FDIC, the Commission, the OCC, or other relevant Governmental Authority, and promptly thereafter make available to Buyer, copies of each material registration, report, statement, notice or other filing required to be filed by the Seller with the Colorado Division of Banking, the FDIC, the Commission, the OCC or any other Governmental Authority under the Colorado Revised Statutes or any other Applicable Law. All such registrations, reports, statements, notices or other filings shall comply in all material respects with Applicable Law.

3.1.4. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law, Seller shall not make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Buyer, which will not be unreasonably withheld or delayed. The Seller will cooperate with the Buyer to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the Buyer.

3.1.5. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Seller will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

(b) Filings, etc. From the date hereof to the Closing Date, Seller will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Seller pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby; provided that Buyer will have sole responsibility for initiating communication with the FTC or the DOJ. Buyer will have the right to review in advance, and to the extent practicable Seller will consult with Buyer, in each case subject to Applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with such filings; provided that Seller’s 4(c) documents may be shared on an outside counsel basis only. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. From the date hereof to the Closing Date, Seller, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to Seller as may be required for Seller to consummate the transactions contemplated hereby. Seller shall use its commercially reasonable efforts to promptly obtain any Governmental Approvals required for the consummation of this transaction and shall keep Buyer apprised in all material respects of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request; provided, that, Seller shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy and shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Authority respecting the transactions contemplated by this Agreement.

(c) Other Actions. Seller will coordinate and cooperate with Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Buyer in connection with the filings and other actions contemplated by Section 3.2.2.

3.2. Covenants of Buyer.

3.2.1. Public Announcements. From the date hereof to the Closing Date, except as required by Applicable Law, Buyer shall not, and shall cause its Affiliates not to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior consent of Seller, which will not be unreasonably withheld or delayed. The Buyer will cooperate with the Seller to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by Seller.

3.2.2. Further Actions.

(a) Generally. From the date hereof to the Closing Date, Buyer will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby.

(b) Filings, etc. From the date hereof to the Closing Date, Buyer will, as promptly as practicable, but in no event later than fifteen days following the date of this Agreement, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by or on behalf of Buyer or its Affiliates pursuant to Applicable Law in connection with this Agreement or the consummation of the transactions contemplated hereby (the “Requisite Regulatory Approvals”), including but not limited to filings pursuant to the Colorado Revised Statutes, the Change in Bank Control Act, or as required by the OCC, the FDIC, or any other Governmental Authority, if applicable. The Seller will have the right to review in advance, and to the extent practicable Buyer will consult with the Seller, in each case subject to Applicable Laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals; provided, that Buyer’s 4(c) documents may be shared on an outside counsel basis only. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. From the date hereof to the Closing Date, Buyer, as promptly as practicable, will make, or cause to be made, all such other filings and submissions under any Applicable Law applicable to Buyer or its Affiliates and give such undertakings or otherwise use its reasonable best efforts as may be required for Buyer and its Affiliates to consummate the transactions contemplated hereby. Buyer shall use its commercially reasonable efforts to promptly obtain any Governmental Approvals required for the consummation of this transaction and shall keep Seller apprised in all material respects of the status of any communications with, and any inquiries or requests for additional information from any Governmental Authority and shall comply promptly with any such inquiry or request; provided, that Buyer shall not be required to consent to the divestiture or other disposition of any of its or its Affiliates’ assets or to consent to any other structural or conduct remedy and shall have no obligation to contest, administratively or in court, any ruling, order or other action of any Governmental Authority respecting the transactions contemplated by this Agreement. Buyer shall be responsible for the payment of any antitrust filing fees (if required).

(c) Other Actions. Buyer will, and will cause its Affiliates to, coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by Section 3.1.5.

3.2.3. Employee Benefit Matters.

(a) Except as contemplated by Section 3.7 or otherwise set forth herein, Buyer shall provide employment to all employees of Seller as of the date hereof and that are actively employed by Seller or its Affiliates in the Business on the date hereof and employees currently on leave, disability or otherwise who are not actively employed in the normal functions of their job (collectively, “Target Employees”).

(b) With respect to the Target Employees, Buyer agrees: (i) to waive any limitations regarding pre-existing conditions, waiting periods and actively at work requirements under any new health benefit plan maintained by the Buyer (and/or any of its Affiliates) for the benefit of Target Employees to the extent such condition, period or requirement was satisfied under any existing health benefit plans in which Target Employees participate; (ii) for all purposes (other than benefit accrual under a defined benefit pension plan) under all benefit plans and policies, to treat all service by Target Employees with Seller or its Affiliates before the Closing Date as service with Buyer and its Subsidiaries; (iii) to recognize, for each Target Employee, any unused vacation days that the Target Employee has accrued as of the Closing Date for purposes of Buyer’s vacation plan or policies; and (iv) to give effect, in determining any deductible and maximum out-of-pocket limitations with respect to welfare benefit plans maintained by Buyer (and/or any of its Affiliates) in which Target Employees participate, to claims incurred and amounts paid by, and amounts reimbursed to, Target Employees with respect to similar plans maintained by Seller or its corporate parent for their benefit immediately prior to the Closing Date.

(c) In the event any Target Employee is terminated between the date hereof and the Closing Date, Buyer agrees to promptly reimburse Seller for any and all costs and expenses incurred in connection with such employee’s termination, including without limitation, any retention and special compensation paid to such Target Employee prior to the last date of such employee’s employment with Seller, and any severance costs paid to such Target Employee. The parties agree that the payment of any amounts payable to Seller by Buyer pursuant to this Section 3.2.3(c) shall be treated as a reimbursement of expense paid on behalf of Buyer and that such amount shall be treated as an expense of Buyer for all purposes including income Tax.

3.3. Cooperation.

(a) Seller and Buyer will provide the other party with such cooperation and information as the other party may reasonably request in filing any Tax return, in determining a liability for any Tax or a right to a refund or credit of any Tax, in defending an audit or in conducting any other proceeding in respect of any Tax, for a Tax period that ends on or before the Closing Date or, in the case of a Tax period that begins on or before the Closing Date and ends after the Closing Date, the portion of the period through and including the Closing Date (such full or partial period is a “Pre-Closing Period”), or in investigating or enforcing any right or defending any obligation hereunder. Such cooperation shall include, but not be limited to, providing access to the books and records of the Buyer, making employees of Buyer available on a mutually convenient basis to provide explanation of any documents or information provided hereunder or as otherwise may be necessary or appropriate for any of the foregoing. Seller and Buyer shall retain all Tax returns, schedules and work papers and all other material records or documents relating for all Pre-Closing Periods until 60 days after the expiration of the applicable statute of limitations (including any extensions and waivers thereof), and at the expiration of such period each party shall have the right to dispose of any such Tax returns or other documents or records, unless the other party requests that such Tax returns or other documents or records be delivered to it or be retained.

(b) Buyer shall notify Seller in writing within ten (10) days after receipt by Buyer or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audit, proposed adjustment or assessment which may affect the Tax Liability of the Buyer for which Seller would be required to indemnify Buyer pursuant to Section 6.2.1. Failure of Buyer to promptly notify Seller shall be deemed a waiver of Buyer’s right to indemnification under Section 6.2.1 to the extent that such failure is prejudicial to Seller’s or its Affiliate’s ability to represent Buyer in such matter. Seller shall have the sole right to represent the Buyer in any Tax audit or administrative or court proceeding to the extent it relates to (i) a Tax period ending on or before the Closing Date, or (ii) a Tax period that includes the Closing Date if the only items at issue relate to the portion of the period prior to or including the Closing Date, to control such audit or proceedings, and to employ counsel of its choice at its expense. Notwithstanding the foregoing, Seller shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect Buyer for any period after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed; provided, however that such consent shall not be necessary to the extent that Seller agrees to indemnify Buyer against the effects of any such settlement.

Seller shall be entitled to participate at its expense with counsel of its choice in the defense of any claim for Taxes which may be the subject of indemnification by Seller pursuant to Section 6.2.1 which is not subject to Seller’s control pursuant to the prior paragraph. Neither Buyer, nor any of its Affiliates may agree to settle or pay any Tax claim which may be the subject of indemnification by Seller under Section 6.2.1 without the prior written consent of the Seller, which consent shall not unreasonably be withheld, delayed or conditioned.

3.4. Settlement and Defense of Retained Litigation. After the Closing Date, the Seller shall continue to conduct and control the settlement and defense of the Retained Litigation in its sole discretion, through counsel of its choosing and at its own expense, through the binding settlements of or receipt of final judgments (the time for appeal having expired and no appeal having been perfected) for claims in respect of such litigation (the aggregate amount of any and all such settlements and judgments, the “Retained Litigation Liability”); provided that:

(i) to the extent Buyer or its Affiliate is entitled to reimbursement under an insurance policy covering the Retained Litigation of the attorney’s fees and expenses of Seller in respect of the Retained Litigation, the Buyer shall assign and transfer such amounts to the Seller upon receipt thereof; and

(ii) the Seller may consent to entry of any order or judgment or entry into any settlement unless: (A) there is a finding or admission of any violation of law, or (B) any such order, judgment or settlement does not provide to the Buyer and its Subsidiaries, Affiliates and agents an unconditional release from all liability with respect to the claims or the facts underlying the Retained Litigation from the claimant or claimants covered by such order or judgment or furnishing the release; in which case the Seller shall obtain the prior written consent of Buyer.

The Buyer shall provide the Seller with full cooperation and assistance in the defense of the Retained Litigation, including without limitation, full access to the records and personnel of Buyer and the Business as requested by Seller in connection with the defense of the Retained Litigation. On the Closing Date, Buyer shall assign to the Seller or an entity designated by the Seller any and all right, title and interest of the Buyer and the Business to sue and/or to make a claim or otherwise seek recovery of any amounts against any third party (including any insurer under an insurance policy covering the Retained Litigation) arising from the Retained Litigation and, in connection therewith, any payment received at any time by the Buyer and the Business from any insurer under the insurance policies covering the Retained Litigation and arising from the Retained Litigation shall be paid to the Seller except to the extent such payment is to be used to reduce, and paid over to a claimant with respect to, the Retained Litigation Liability. The Seller shall bear the expense of all Retained Litigation Liability.

3.5 Change of Name.

3.5.1 Buyer acknowledges and agrees that (i) no title to, interest in or right to use the names Fiserv, Inc., Fiserv Trust Corporation, Fiserv Investment Support Services, Fiserv Affinity, Inc., Fiserv Brokerage Services, Inc.; or with the exception of the Marks, any other name, logo, trademark, service mark, domain name or other source indicator owned by Fiserv or any of its Affiliates, including without limitation, those containing “Fiserv” or any derivative or variation thereof (the “Retained Names”) is being transferred to the Buyer following the Closing pursuant to the transactions contemplated by the Agreement except as set forth in this Section; and (ii) that as between the parties, any and all Retained Names are exclusively owned by Seller or its corporate parent.

3.5.2 Except with respect to the use of Retained Names that are registered service marks in the customer contracts and agreements, Buyer shall not, and shall not permit any Affiliates to use the Retained Names or as part of any entity name, trade name, trademark, service mark, logo, domain name or otherwise. Notwithstanding the foregoing, for a period of up to 180 days after the Closing Date, Buyer shall have the non-transferable right to use and deplete any existing inventory of materials that are in the possession of the Buyer as of the Closing Date that contain the Retained Names, including brochures, advertising materials and packaging materials, but no new supply of any materials incorporating the Retained Names shall be ordered or accepted, nor shall new materials with the Retained Names be created, after the Closing Date and such use shall cease after the earlier of 180 days after the Closing Date or when such remaining inventory of any such materials has been exhausted. Buyer shall affix to all such materials a notice, reasonably satisfactory to Seller, the terms of which are to be agreed upon by the parties prior to the Closing Date indicating that the Buyer is neither the owner of nor affiliated with the owner of the Retained Names. Buyer shall not and shall not cause any other Person to register or apply for registration of any trademarks, service marks, logos, trade names, domain names or other source indicators that are confusingly similar to the Retained Names in any jurisdiction.

3.5.3 Buyer agrees that neither Seller nor its Affiliates shall have any responsibility for claims by third parties arising out of, or relating to, the use by Buyer of the Retained Names after the Closing Date.

3.6 Retention of Documents.

3.6.1 Records Relating to TD Ameritrade’s Acquired Businesses. Pursuant to Section 3.1.7 of the Stock Purchase Agreement Between Fiserv, Inc. and TD Ameritrade Online Holdings Corp. dated May 24, 2007 (as amended through the date hereof, the “SPA”), Buyer or its Affiliates shall maintain the “Historical Records” (as that term is defined in the SPA) in accordance with Applicable Law regarding record retention and its own internal record keeping policies, and shall make the Historical Records available to TD Ameritrade Online Holdings Corp. (“TDA”) and its representatives at any time and as promptly as practicable upon receiving a request for such access from TDA, Seller, Fiserv, or an Affiliate of Seller or Fiserv, but in no event later than 2 days upon receipt of such request, at no cost to TDA, Seller, Fiserv, or an Affiliate of Seller or Fiserv (other than photocopying expenses and reasonable out-of-pocket costs incurred in connection with making such Historical Records available). This obligation of Buyer applies only to those Historical Records that are still in the possession of Seller or its Affiliates, contractors or agents immediately prior to the Closing.

3.6.2 Maintenance of and Access to Records. Following the Closing, Buyer or its Affiliates shall retain all reports and records relating to the Assets and the Business (including but not limited to all records pertaining to open or closed customer accounts that are not eligible for destruction at the time of Closing or that relate to the Business as of the date hereof but are not part of the Assets) in accordance with Applicable Law regarding record retention and its own internal record keeping policies. Buyer shall also promptly furnish to Seller, Fiserv or an Affiliate of Seller or Fiserv, or provide Seller, Fiserv, or an Affiliate of Fiserv access to all such documents, financial data, records and information with respect to the Assets and the Business as Seller, Fiserv, or an Affiliate of Fiserv shall from time to time reasonably request in order to fulfill any of Seller’s obligations under this Agreement or Applicable Law at no cost to Seller, Fiserv, or such Affiliate.

3.6.3 Records Relating to Excluded Liabilities, Retained Litigation, Third-Party Claims, Subpoenas and Litigation Hold Notices. If any portion of Buyer’s records at any time become eligible for destruction under Applicable Law and Buyer’s internal record keeping policies (the “Eligible Records”), and if (i) all or a portion of the Eligible Records relate to any Excluded Liabilities, Retained Litigation, or Third-Party Claims, or (ii) all or a portion of the Eligible Records would be responsive to any subpoena or subject to any litigation hold notice issued by Buyer, on the one hand, or Seller, Fiserv or one of their Affiliates, on the other hand, then prior to destroying, deleting, permanently altering or otherwise making unavailable any records (including but not limited to records described in subsections (i) or (ii) of this Section 3.6.3) Buyer shall first:

(a) notify Fiserv and Seller of Buyer’s intent and plan regarding the Eligible Records,

(b) provide to Fiserv and Seller a description of the Eligible Records, including their contents, volume, location, format, date range and the basis for their designation as Eligible Records;

(c) identify for Fiserv and Seller the portion of the Eligible Records that relate or could potentially relate to any Excluded Liabilities, Retained Litigation, Third-Party Claims, subpoena or litigation hold notice; and

(d) coordinate and cooperate with Fiserv and Seller and supply such reasonable assistance in connection with any request by Fiserv or Seller to preserve, maintain, reproduce or deliver any portion of the Eligible Records that Fiserv or Seller designates in its communications to Buyer. Such cooperation shall include, but not be limited to, providing access to the books and records of Buyer, making employees of Buyer available on a mutually convenient basis to provide explanation of any documents or information provided hereunder or as otherwise may be necessary or appropriate for any of the foregoing. In the event Fiserv, Seller or their Affiliates requests copies of any such Eligible Records, Buyer shall promptly deliver such copies to Fiserv, Seller or their Affiliates and Fiserv, Seller or their Affiliates shall reimburse Buyer the reasonable cost of providing such copies.

3.6.4 To the extent that Buyer’s failure to meet any of its obligations under this Section 3.6 compromises Fiserv’s or Seller’s ability to defend any claim, action, suit or proceeding, or if Buyer’s failure results in an adverse finding, penalty, ruling or award against either Buyer, on the one hand, or Fiserv and Seller on the other hand, such failure shall be deemed a waiver of Buyer’s right to indemnification under Section 6.2.1 with respect to the Loss to which such failure relates.

3.7 Additional Cooperation.

3.7.1 In the event Buyer requests that Seller or one of its Affiliates takes certain actions on or prior to the Closing with respect to the Target Employees, Assets or the Business, Seller shall use commercially reasonable efforts to take such actions and Buyer agrees to promptly pay Seller the costs incurred in taking such actions.

3.7.2 As of the date hereof, Seller expects to wind down its business at an appropriate time following the Closing. Upon the request of Fiserv or Seller, Buyer agrees that it and its Affiliates shall provide Fiserv, Seller and their Affiliates with all assistance reasonably requested by Fiserv, Seller and/or their Affiliates in connection with such process and related activities and Fiserv and Seller agree to promptly pay Buyer the costs incurred in taking such actions.

3.7.3 If at anytime following the Closing when the Sublease (as hereinafter defined) is still in effect Buyer determines that it no longer needs any or all of the space subleased by Buyer pursuant to the Sublease, upon the reasonable request of Buyer, Seller or its Affiliates agrees to use commercially reasonable efforts to cooperate and assist Buyer in obtaining an alternate subtenant for such space or to return such space to the landlord of such space and Buyer agrees to promptly pay Seller the costs incurred in taking such actions.

3.7.4 With respect to the Indemnity issued by Fiserv on March 28, 2008, Buyer shall provide Fiserv and Seller with reasonable cooperation and assistance in the defense of any Claim (as defined in the Indemnity).

3.7.5 Buyer and Seller shall work together to take all actions needed so that Seller may be liquidated immediately following the Closing.

ARTICLE IV.

CONDITIONS PRECEDENT

4.1. Conditions to Obligations of Each Party. The obligations of Buyer and Seller to effect the purchase and sale of the Assets and to consummate the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

4.1.1. Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

4.1.2. No Injunction, etc. Consummation of the sale contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority, and there shall not have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement any Applicable Law making illegal the consummation of the transactions contemplated hereby.

4.1.3 Divestiture of Certain Accounts. Seller shall have divested or resigned as custodian of the contracts and agreements listed on Schedule 1.1.2(x) to this Agreement.

4.1.4 Stock Purchase Agreement. All of the conditions to the obligations of buyer and seller under the Stock Purchase Agreement shall have been fulfilled.

4.1.5 Liquidation of Seller. All actions shall have been taken so that Seller may be liquidated immediately following the Closing.

4.1.6 Third Party Agreements. Seller shall have entered into agreements for the placement with third-party banks of funds on behalf of Seller’s customers and such agreements shall be in full force and effect.

4.2. Conditions to Obligations of Buyer. The obligation of Buyer to effect the purchase and sale of the Assets and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Buyer) at or prior to the Closing Date of the following additional conditions:

4.2.1. Representations.

(a) The representations set forth in Sections 2.1.1(a) and 2.1.1(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date.

(b) Each of the representations of Seller set forth in this Agreement (other than the representations set forth in Sections 2.1.1(a) and 2.1.1(b)), which representations shall be deemed for purposes of this Section 4.2.1 not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date, except that such representations that are made as of a specific date need only be true in all material respects as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.2.1(b) shall be deemed to have been satisfied even if such representations are not true and correct unless the failure of such representations to be so true and correct, in the aggregate, has had a Material Adverse Effect on the Seller with respect to the Business.

(c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by the President or a Vice President of Seller, to the effect set forth above in this Section 4.2.1.

4.2.2. Covenants. All of the covenants, agreements, undertakings and obligations that Seller is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and substantially complied with in all material respects or if breached, shall have been remedied, cured or waived at or prior to the Closing; provided, however, that notwithstanding anything herein to the contrary, this Section 4.2.2 shall be deemed to have been satisfied even if such covenants, agreements, undertakings and obligations have not been duly performed and substantially complied with in all material respects unless the failure of such covenants, agreements, undertakings and obligations to have been duly performed and substantially complied with, in the aggregate, has had a Material Adverse Effect on the Seller with respect to the Business.

4.2.3. Sublease. Buyer shall have executed and delivered a Sublease Agreement for the sublease of Floors 21, 22 and 23 of those premises located in the building commonly known as “Johns Manville Plaza” and located at 717 – 17th Street, Denver, Colorado, in form and substance agreeable to Buyer, and containing those terms set forth on Exhibit C hereto (“Sublease”) and the consent of the landlord of the premises shall have been obtained.

4.2.4. Service Agreement. Buyer shall have executed and delivered a service agreement with Fiserv Global Services for the provision of services by certain Affiliates of Seller to Buyer in form and substance agreeable to Buyer.

4.2.5. Bill of Sale. Seller shall have delivered the Bill of Sale in the form of Exhibit A.

4.2.6. Indemnity. Fiserv shall have delivered the Indemnity in the form of Exhibit B.

4.2.7. Proceedings. All corporate and other proceedings of Seller that are required in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory to Buyer and its counsel, and Buyer and such counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

4.2.8. No Material Adverse Effect. Since December 31, 2008, no event shall have occurred or fact or circumstance shall have arisen that, individually or taken together with all other events, facts, and circumstances has had, or is reasonably expected to have, a Material Adverse Effect on the Seller with respect to the Business.

4.3. Conditions to Obligations of Seller. The obligation of Seller to effect the purchase and sale of the Assets and to consummate the other transactions contemplated hereby shall be subject to the fulfillment (or waiver by Seller), at or prior to the Closing Date, of the following additional conditions:

4.3.1. Representations.

(a) The representations set forth in Sections 2.2.1(a) and 2.2.1(b) shall be true and correct in all respects as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date.

(b) Each of the representations of Buyer set forth in this Agreement (other than the representations set forth in Sections 2.2.1(a) and 2.2.1(b)), which representations shall be deemed for purposes of this Section 4.3.1 not to include any qualification or limitation with respect to materiality (whether by reference to “material,” “Material Adverse Effect” or otherwise), shall be true and correct as of the Closing Date, with the same effect as though such representations had been made on and as of the Closing Date, except that such representations that are made as of a specific date need only be true in all material respects as of such date; provided, however, that notwithstanding anything herein to the contrary, this Section 4.3.1 shall be deemed to have been satisfied even if such representations are not true and correct unless the failure of such representations to be so true and correct, in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Buyer.

(c) Buyer shall have delivered to Fiserv and Seller a certificate, dated the Closing Date and signed by the President or a Vice President of Buyer, to the effect set forth above in this Section 4.3.1.

4.3.2. Covenants. All of the covenants, agreements, undertakings and obligations that Buyer is required to perform or to comply with at or prior to Closing pursuant to this Agreement shall have been duly performed and substantially complied with in all material respects or if breached, shall have been remedied, cured or waived at or prior to Closing; provided, however, that notwithstanding anything herein to the contrary, this Section 4.3.2 shall be deemed to have been satisfied even if such covenants, agreements, undertakings and obligations have not been duly performed and substantially complied with in all material respects unless the failure of such covenants, agreements, undertakings and obligations to have been duly performed and substantially complied with, in the aggregate, has had a Material Adverse Effect on the Buyer.

4.3.3 Sublease. Seller shall have executed and delivered the Sublease and the consent of the landlord of the premises shall have been obtained.

4.3.4 Service Agreement. Seller or its Affiliates shall have delivered a service agreement with Fiserv Global Services for the provision of services by certain Affiliates of Seller to Buyer in form and substance agreeable to Seller and such Affiliate.

4.3.5 Bill of Sale. Buyer shall have delivered the Bill of Sale in the form of Exhibit A.

4.3.6 Non-Compete Agreement. The Noncompetition Agreement between Seller and Robert Beriault dated as of May 24, 2007, and all amendments thereto shall be in full force and effect.

ARTICLE V.

TERMINATION

5.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by the written agreement of Buyer, Fiserv and Seller;

(b) by either Buyer, on the one hand, or Seller and Fiserv, on the other hand, without liability to the terminating party on account of such termination if the Closing has not occurred (other than through the failure of the party seeking to terminate this Agreement to comply with its obligations hereunder) on or before December 31, 2009;

(c) by Buyer, if the Seller shall have breached any representation contained herein or any of the covenants or agreements contained herein, which breach or event would cause the conditions set forth in Section 4.1 or Section 4.2 not to be satisfied and which breach or event cannot be or has not been cured within 45 days after the giving by the Buyer of written notice to the Seller of such breach; or

(d) by Seller and Fiserv, if the Buyer shall have breached any representation contained herein or any of the covenants or agreements contained herein, which breach or event would cause the conditions set forth in Section 4.1 or Section 4.3 not to be satisfied and which breach or event cannot be or has not been cured within 45 days after the giving by the Seller of written notice to the Buyer of such breach.

(e) by either Buyer, on the one hand, or Seller and Fiserv, on the other hand, if the Stock Purchase Agreement is terminated.

(f) except in connection with a bona fide offer from a third party for the purchase of the Assets, by Seller or Fiserv upon notice to Buyer; provided, however, upon termination pursuant to this Section, Fiserv shall pay Buyer its actual, reasonable, out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement up to a maximum of $500,000.

5.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisors, stockholders or Affiliates, except for any liability resulting from any party’s willful and intentional breach of this Agreement and except that the provisions of this Section 5.2 and the provisions of Article VII shall survive any such termination. The foregoing sentence shall not be construed to limit any party’s obligations under Section 7.2.

ARTICLE VI.

SURVIVAL OF REPRESENTATIONS AND COVENANTS; INDEMNIFICATION

6.1. Survival of Representations and Covenants The representations made herein shall terminate as provided in this Section 6.1. Upon such termination, no party shall have any liability to the other party with respect to a claim of violation of a representation unless the party entitled to indemnification pursuant to this Article VI (the “Indemnified Party”) shall have complied with the provisions of Section 7.4 and shall have given appropriate notice to the party liable for indemnification pursuant to this Article VI (the “Indemnifying Party”) before the termination of the relevant representation as provided in this section. The representations and the covenants and other obligations contained in this Agreement shall survive the Closing as follows: (a) the representations in Sections 2.1 (except those in Sections 2.1.1(a) and 2.1.1(b)) and 2.2 (except those in Sections 2.2.1(a) and 2.2.1(b)) will survive until September 30, 2010; and (b) the representations in Sections 2.1.1(a) and 2.1.1(b), 2.2.1(a), 2.2.1(b), and the covenants and other obligations in this Agreement shall survive until the fifth anniversary of the Closing Date.

6.2. General Indemnity.

6.2.1. Fiserv and Seller Indemnity. (a) Subject to the other provisions of this Article VI, Fiserv and Seller each hereby agrees that from and after the Closing it shall, jointly and severally, indemnify, defend and hold harmless Buyer and its Affiliates and each of their respective directors and officers (the “Buyer Indemnified Parties”) from, against and in respect of any damages, losses, charges, liabilities, claims (including, without limitation, third party claims), demands, actions, suits, proceedings, payments, judgments, settlements, assessments, diminutions in value, costs, expenses, Taxes, interests and penalties (including, without limitation, reasonable attorneys’ and other professional fees, reasonable out-of-pocket disbursements and the reasonable fees and costs incurred in enforcing rights under this Article VI), but excluding any Retained Litigation Liability that is paid by Fiserv or the Seller) (collectively, “Losses”) imposed on, sustained, incurred or suffered by, or asserted against, any of the Buyer Indemnified Parties, to the extent arising or resulting from or incurred in connection with:

(i) any inaccuracy in or breach of any representation or warranty of Seller contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement (reading such representations or warranties without regard to any materiality qualifier, including “Material Adverse Effect,” contained therein (other than the representations and warranties set forth in Section 2.1.3(ii));

(ii) any failure or breach of Seller to duly perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement;

(iii) all of the judicial or administrative actions, suits, investigations, inquiries or proceedings set forth on Exhibit D hereto and all other judicial or administrative actions, suits, investigations, inquiries or proceedings commenced on or prior to the Closing Date against, with respect to or involving the Assets or the Business (“Retained Litigation”);

(iv) with the exception of Losses brought by any current or former employee of Seller, or the Business, after the Closing Date, and with the exception of any Losses arising out of or related to any employee, benefit, or retirement plan of Seller, any events, facts, circumstances or omissions (collectively, “Events”) arising out of the ownership of the Assets or the operation or conduct of the Business on or prior to the Closing Date, including, without limitation, any judicial or administrative actions, suits, investigations, inquiries, proceedings or taxes arising or resulting from or incurred in connection with, or otherwise with respect to Events arising out of such matters and occurring on or prior to the Closing Date, regardless of when such claim is asserted or when such actions, suits, investigations, inquiries or proceedings are commenced;

(v) any Tax imposed upon Seller or any Affiliate of Seller for any period;

(vi) any Tax for a Pre-Closing Period for which the Seller may be liable, (x) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), (y) as a transferee or successor or (z) by contract;

(vii) any Tax imposed on the Seller for a Pre-Closing Period (including the portion of any Tax imposed on the Seller for a Straddle Period that is allocable to the portion of such period ending at the close of the Closing Date (the “Pre-Closing Portion”); or

(ix) any Tax or penalty imposed as a result of a Tax Return not being timely filed or furnished and accurate, if such Tax Return (a) was required to be filed, furnished or prepared by Seller and was required to be filed or furnished prior to the Closing Date or (b) is a Tax Return that Seller is responsible for filing or furnishing under this Agreement.

In determining the Taxes for a Straddle Period allocable to the Pre-Closing Portion, except as provided in the next sentence, the allocation shall be made on the basis of an interim closing of the books as of the end of the Closing Date. In the case of (i) franchise Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, (ii) ad valorem Taxes and (iii) any Tax other than employment Taxes and Taxes based on or related to income, sales or use, the portion of such Taxes for a Straddle Period allocable to the Pre-Closing Portion shall be the amount of such Taxes for the Straddle Period (computed in accordance with past practice), multiplied by a fraction, the numerator of which is the number of such days in such taxable period ending on and including the Closing Date and the denominator of which is the aggregate number of days in such taxable period; provided, however, that if any property, asset or other right of Seller is sold or otherwise transferred prior to the Closing, then ad valorem Taxes pertaining to such property, asset or other right shall be attributed entirely to the Pre-Closing Portion.

(b) Except with respect to the matters contained in Sections 2.1.1(a) and 2.1.1(b), Fiserv and Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $250,000 and then only for Losses in excess of that amount. Except with respect to the matters contained in Sections 2.1.1(a) and 2.1.1(b), Fiserv and Seller shall not be liable to the Buyer Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.1(a)(i) that exceed an aggregate amount equal to $1 million less any amounts paid Buyer Indemnified Parties pursuant to Section 6.2.1(a)(i) of the Stock Purchase Agreement.

(c) Fiserv and Seller shall not be liable to the Buyer Indemnified Parties for any individual Loss of less than $10,000; provided, that (i) all repetitive Losses relating to a similar type of failure, action, inaction or violation of Applicable Law arising out of a substantially similar set of circumstances shall be treated as one Loss for purposes of the $10,000 de minimis limitation set forth in this Section 6.2.1(c) and (ii) it is understood that nothing in Section 6.2.1(b) or this Section 6.2.1(c) shall be deemed to establish in any way a materiality threshold for purposes of this Agreement.

6.2.2. Buyer Indemnity. (a) Subject to the other provisions of Article VI, Buyer hereby agrees that it shall indemnify, defend and hold harmless Fiserv, Seller and their Affiliates and their respective representatives (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, any of the Seller Indemnified Parties, to the extent arising or resulting from or incurred in connection with or otherwise with respect to each of the following:

(i) any inaccuracy in or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement or in any certificate delivered pursuant to this Agreement (reading such representations or warranties without regard to any materiality qualifier, including “Material Adverse Effect,” contained therein);

(ii) any Events arising out of the ownership of Assets or the operation or conduct of the Business after the Closing Date, including, without limitation, any judicial or administrative actions, suits, investigations, inquiries, proceedings or taxes arising or resulting from or incurred in connection with, or otherwise with respect to Events arising out of such matters and occurring after the Closing Date, regardless of when such claim is asserted or when such actions, suits, investigations, inquiries or proceedings are commenced;

(iii) any failure or breach of Buyer to duly perform or observe any term, provision or covenant or agreement to be performed or observed by it pursuant to this Agreement;

(iv) any Tax imposed on Buyer for a taxable year or period beginning after the Closing Date (including the portion of any Tax imposed for a Straddle Period after deducting amounts associated with the Pre-Closing Portion;

(v) any Losses brought by current or former employees of the Seller related to events occurring or actions taken in connection with termination of employment of any such employee by Seller during the period from the date hereof until the Closing Date; or

(vi) any Loss brought by any current or former employee of Seller, or the Business after the Closing Date, and any Loss arising out of or related to any employee, benefit, or retirement plan of Seller.

(b) Except with respect to the matters contained in Sections 2.2.1(a) and 2.2.1(b), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) unless the Losses therefrom exceed an aggregate amount equal to $250,000 and then only for Losses in excess of that amount. Except with respect to the matters contained in Sections 2.2.1(a) and 2.2.1(b), Buyer shall not be liable to the Seller Indemnified Parties for any Losses with respect to the matters contained in Section 6.2.2(a)(i) that exceed an aggregate amount equal to $1 million, less any amounts paid Buyer Indemnified Parties pursuant to Section 6.2.2(a)(i) of the Stock Purchase Agreement.

(c) Buyer shall not be liable to the Seller Indemnified Parties for any individual Loss of less than $10,000; provided, that (i) all repetitive Losses relating to a similar type of failure, action, inaction or violation of Applicable Law arising out of a substantially similar set of circumstances shall be treated as one Loss for purposes of the $10,000 de minimis limitation set forth in this Section 6.2.2(c) and (ii) it is understood that nothing in Section 6.2.2(b) or this Section 6.2.2(c) shall be deemed to establish in any way a materiality threshold for purposes of this Agreement.

6.2.3. Exclusive Remedy. The rights and remedies of Fiserv and Seller, on the one hand, and Buyer, on the other hand, under this Article VI are exclusive and in lieu of any and all other rights and remedies which Fiserv and Seller, on the one hand, and Buyer, on the other hand, may have under, or with respect to, this Agreement or otherwise against each other with respect to the transactions contemplated by this Agreement for monetary relief with respect to any breach of any representation or any failure to perform any covenant or agreement set forth in this Agreement and Buyer, on the one hand, and Fiserv and Seller, on the other hand, each expressly waives any and all other rights or causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Applicable Law with respect to the subject matter hereof.

6.2.4. Further Limitations. Except for actions required to be taken by Buyer pursuant to this Agreement or otherwise contemplated by this Agreement, Fiserv and Seller shall not have any liability under any provision of this Agreement for any Losses (a) to the extent that such Losses relate to actions taken or not taken by Buyer after the Closing Date, or (b) to the extent the underlying liability was taken into account in computing any adjustment to the Purchase Price pursuant to Section 1.6.

6.3. Third Party Claims. In the event that any written claim or demand for which an Indemnifying Party may have liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall promptly, but in no event more than fifteen days following such Indemnified Party’s receipt of a Third Party Claim, notify the Indemnifying Party in writing of such Third Party Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Third Party Claim), any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto (a “Claim Notice”); provided, however, that the failure to give a timely Claim Notice shall affect the rights of an Indemnified Party hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third Party Claim.

(b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense, with counsel of its choosing, at its expense. Once the Indemnifying Party has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing. The Indemnified Party shall participate in any such defense at its expense. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, not to be unreasonably withheld or delayed, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (i) the imposition of a consent order, injunction or decree that would materially restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, (ii) a finding or admission of a violation of Applicable Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates or (iii) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.

(c) If the Indemnifying Party (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to take reasonable steps necessary to defend diligently such Third Party Claim within 30 days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim. The Indemnified Party shall not settle a Third Party Claim without the consent of the Indemnifying Party.

(d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(e) The Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

6.4. Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, no Person shall be liable under this Article VI for any consequential, punitive, special, incidental or indirect damages, including lost profits, except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim, except to the extent the Loss arises out of an intentional or willful breach by the non-claiming party and the Loss was reasonably foreseeable.

6.5. Payments. The Indemnifying Party shall pay to the Indemnified Party, by wire transfer of immediately available funds, the amount of any Loss for which it is liable hereunder no later than three days following any final determination of such Loss and the Indemnifying Party’s liability therefor. A “final determination” shall exist when (i) the Indemnifying Party and Indemnified Party have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the parties have agreed to submit thereto.

6.6. Adjustments to Losses.

6.6.1. Insurance. In calculating the amount of any Loss, the proceeds actually received by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to the Third Party Claim or other claim, net of any actual costs, expenses or premiums incurred in connection with securing or obtaining such proceeds, shall be deducted, except to the extent that the adjustment itself would excuse, exclude or limit the coverage of all or part of such Loss. In the event that an Indemnified Party has any rights against an insurer or other third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this Article VI, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation and subordination rights detailed herein, and otherwise cooperate in the prosecution of such claims.

6.6.2. Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit to the party claiming such Loss from being able to claim a Tax loss or Tax credit as a result of such Loss, and there shall be added an amount equal to any Tax cost to the party receiving such indemnity payment from recognizing taxable income as a result of receiving such payment. The amount of any such net Tax benefit and Tax cost shall be the present value of the Tax benefit or cost as of the date of any indemnification payment (using the interest rate determined under Section 6621(a)(2) of the Code for the period in which the payment is made, and assuming the Indemnified Party has sufficient Taxable income or other Tax attributes to permit the utilization of any such Tax benefit at the earliest possible time), and assuming that the Indemnified Party’s applicable combined effective Tax rate is 40% for each period.

6.6.3. Reimbursement. If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this Article VI, the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received from the third party in respect thereof, less (ii) the full amount of Loss.

6.7. Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss. In the event an Indemnified Party fails to so mitigate an indemnifiable Loss, the Indemnifying Party shall have no liability for any portion of such Loss that reasonably could have been avoided had the Indemnified Person made such efforts.

6.8. Effect on the Purchase Price. Any payment made under Article VI shall constitute an adjustment to the Purchase Price for all purposes, including federal, state and local Tax as well as financial accounting purposes, except as otherwise required by GAAP for financial accounting purposes only.

ARTICLE VII.

DEFINITIONS, MISCELLANEOUS

7.1. Definition of Certain Terms. The terms defined in this Section 7.1, whenever used in this Agreement (including in any Exhibit), shall have the respective meanings indicated below for all purposes of this Agreement. All references herein to a Section or Article are to a Section or Article of or to this Agreement, unless otherwise indicated.

Accounting Firm: as defined in Section 1.5.2.

Actual Value: as defined in Section 1.5.3.

Affiliate: of a Person means a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary.

Agreement: as defined in the introductory paragraph hereof.

Applicable Law: the common law and all applicable provisions of all (i) statutes, laws, rules, administrative codes, regulations or ordinances of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of any Governmental Authority.

Assets: as defined in Section 1.1.1.

Bill of Sale: as defined in Section 1.1.3.

Business: as defined in the recitals.

Business Day: a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Milwaukee, Wisconsin are authorized or required by law to close.

Buyer: as defined in the introductory paragraph of this Agreement.

Buyer Indemnified Parties: as defined in Section 6.2.1(a).

Claim Notice: as defined in Section 6.3(a).

Closing: as defined in Section 1.3.

Closing Date: as defined in Section 1.3.

Code: the United States Internal Revenue Code of 1986, as amended.

Commission: the Securities and Exchange Commission.

Consent: any consent, approval, authorization, waiver, permit, license, grant, exemption or order of, or registration, declaration or filing with, any Person, including but not limited to any Governmental Authority.

Control: (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

Excluded Assets: as defined in Section 1.1.2.

Excluded Liabilities: as defined in Section 1.1.5.

FDIC: as defined in Section 2.1.1

Final Schedule: as defined in Section 1.5.

GAAP: means generally accepted accounting principles.

Governmental Approval: any Consent of, with or to any Governmental Authority.

Governmental Authority: any nation or government, any state or other political subdivision thereof, including, without limitation, (i) any governmental agency, department, commission or instrumentality of the United States, or any State of the United States, or (ii) any stock exchange or self-regulatory agency or authority.

High Value: as defined in Section 1.5.3.

Income Tax: any federal, state, local or foreign tax (a) based on, measured by or calculated with respect to net income or profits or (b) based on, measured by or calculated with respect to multiple bases (including without limitation corporate franchise taxes) if one or more of the bases on which such tax may be based is described in clause (a), in each case together with interest, additions to tax and penalties thereon, whether or not such item or amount is disputed.

Indebtedness: as applied to any Person, obligations relating to capital leases, payments in respect of the deferred purchase price of property, letters of credit, loan agreements and other agreements relating to the borrowing of money or extension of credit.

Intellectual Property: United States and foreign trademarks, service marks, trade names, logos, trade dress, domain names, copyrights, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, letters patent and patent applications and all similar intellectual property rights, including registrations and applications to register or renew the registration of any of the foregoing.

IRS: the United States Internal Revenue Service.

Knowledge of Seller: the actual knowledge of James Cox, Executive Vice President, M&A and Charles Sprague, Executive Vice President, General Counsel and Chief Administrative Officer.

Knowledge of Buyer: the actual knowledge, after reasonable due inquiry, of Robert Beriault.

Lien: any mortgage, pledge, option, right of first refusal, transfer or voting restriction, hypothecation, security interest, encumbrance, title retention agreement, lien (statutory or otherwise), charge or other similar right or restriction.

Low Value: as defined in Section 1.5.3.

Losses: as defined in Section 6.2.1(a).

Marks: as defined in Section 1.1.1(ii).

Material Adverse Effect: (a) With respect to a Person, a material adverse change in, or a material adverse effect upon, the business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, excluding any effect or change attributable to or resulting from (1) events, conditions or trends in economic, business or financial conditions generally (including interest rates and equity or debt market conditions) or to the trust services business generally, (2) changes in Applicable Laws, regulations, interpretations of Laws or regulations, GAAP or regulatory accounting requirements applicable to trust companies generally, (3) changes, effects, events or occurrences arising out of the announcement or performance of this Agreement and the transactions contemplated hereby, (4) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, and (5) actions, or effects of actions, taken by the Seller, or any of the Target Companies, either required by or expressly contemplated in this Agreement or with the prior written consent of the Buyer; or (b) with respect to a Person, a material impairment of such Person’s ability to perform its material obligations under this Agreement. Any reference in this Agreement to “Material Adverse Effect on the Target Companies” shall mean a Material Adverse Effect on the Target Companies, collectively taken as a whole.

Net Book Value of the Assets: as defined in Section 1.5.

Notice Period: as defined in Section 6.3(a).

OCC: as defined in Section 2.1.1.

Organizational Documents: as to any Person, if a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws; if a partnership, its partnership agreement; and if some other entity, its constituent documents.

Permitted Encumbrances: means (i) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on its books in accordance with GAAP, (ii) statutory Liens incurred in the ordinary course of business consistent with past practices that are not material in amount and (iii) Liens which do not, individually or in the aggregate, materially detract from the value or materially interfere with the use of the properties affected thereby.

Person: any natural person or any firm, partnership, limited liability partnership, association, corporation, limited liability company, trust, business trust, Governmental Authority or other entity.

Pre-Closing Period: as defined in Section 3.3.

Preliminary Purchase Price: as defined in Section 1.2.

Preliminary Schedule: as defined in Section 1.5.

Purchase Price: as defined in Section 1.6.

Requisite Regulatory Approvals: as defined in Section 3.2.3.

Retained Litigation: as defined in Section 6.2.1.

Retained Litigation Liability: as defined in Section 3.4.

Seller: as defined in the introductory paragraph of this Agreement.

Seller Indemnified Parties: as defined in Section 6.2.2.

SPA: as defined in Section 3.6.1.

Statement of Objections: as defined in Section 1.5.2.

Stock Purchase Agreement: as defined in Section 1.3.

Subsidiary: each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

Target Employees: as defined in Section 3.2.3.

Tax or Taxes: means all federal, state, local and foreign income, profits, franchise, gross receipts, license, payroll, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duty, capital stock, severance, stamp, payroll, sales, employment, social security (or similar), unemployment, disability, use, personal and real property, withholding, excise, production, sales, transfer, registration, alternative or add-on minimum, value added, estimated, occupancy and other taxes of any kind whatsoever, including any addition thereto, or interest or penalty thereon.

Tax Return: any return, report, declaration, form, claim for refund or credit or information statement relating to an Income Tax, including any Schedule or attachment thereto, and including any amendment thereof.

TDA: as defined in Section 3.6.1.

Treasury Regulations: the U.S. federal Income Tax regulations promulgated under the Code.

Third Party Claim: as defined in Section 6.3(a).

7.2. Expenses; Transfer Taxes. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, fees and disbursements of counsel, financial advisors and accountants) shall be borne by the party which incurs such cost or expense. Any sales, use, real estate transfer, stock transfer or similar transfer Tax payable in connection with the transactions contemplated by this Agreement shall be borne solely by Buyer. Buyer shall duly and timely prepare and file any Tax return relating to such Taxes. Buyer shall give Seller a copy of each such Tax return for its review and comments prior to filing and shall give Seller a copy of such Tax return as filed, together with proof of payment of the Taxes shown thereon to be payable.

7.3. Severability. If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever. The invalidity of any one or more phrases, sentences, clauses, Sections or subSections of this Agreement shall not affect the remaining portions of this Agreement.

7.4. Notices. All notices, requests, demands waivers, and other communications made in connection with this Agreement shall be in writing and shall be (a) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (b) transmitted by hand delivery or reputable overnight delivery service or (c) sent by telecopy, addressed as follows:

if to Buyer, to:

Robert Beriault Holdings, Inc.

717 17th Street, Suite 2100

Denver, Colorado 80202

Attention: Robert H. Beriault

with a copy to:

Sherman & Howard L.L.C.

633 Seventeenth Street, Suite 3000

Denver, Colorado 80202

Attention: John H. Birkeland

if to Seller, to:

Lincoln Trust Company

255 Fiserv Drive

Brookfield, WI 53045

or

P.O. Box 979

Brookfield, WI 53008-0979

Attention: James W. Cox

With a copy to:

Charles W. Sprague

Fiserv, Inc.

255 Fiserv Drive

Brookfield, WI 53045

or

P.O. Box 979

Brookfield, WI 53008-0979

or, in each case, at such other address as may be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day of such delivery, (x) if by first-class, registered or certified mail, on the fifth Business Day after the mailing thereof, (y) if by reputable overnight delivery service, on the day delivered, (z) if by telecopy, on the day on which such telecopy was sent, provided that a copy is also sent that day by a reputable overnight delivery service.

7.5. Miscellaneous.

7.5.1. Headings, Interpretation. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the others. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. Time is of the essence of this Agreement.

7.5.2. Counterparts This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.

7.5.3. Jurisdictional Matters.

(a) Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF COLORADO.

(b) Jurisdiction. BUYER AND SELLER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF COLORADO AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF COLORADO, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF NEW YORK DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT. BUYER AND SELLER HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 7.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

7.5.4. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.5.4.

7.5.5. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.5.6. Litigation Expenses In the event litigation between Buyer and Seller arises out of this Agreement, the losing party will pay all reasonable costs and expenses incurred by the prevailing party in connection with the litigation, including without limitation, reasonable attorneys’ fees and costs.

7.5.7. Binding Effect This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

7.5.8. Assignment This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto; provided, however, that Buyer shall have the right to assign this Agreement to a de novo state chartered Bank to be organized by Buyer upon no less than 5 days prior written notice to Fiserv and Seller.

7.5.9. Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

7.5.10. Confidentiality.

(a) The Buyer and its Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to Fiserv, the Seller or their Affiliates (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that the Buyer may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by the Buyer or its Affiliates, (B) that is or becomes available to the Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to Fiserv or the Seller, any Affiliate of Fiserv or the Seller or (C) with the prior written approval of Fiserv or the Seller; provided, further, that to the extent that the Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if the Buyer or its Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, the Buyer or its Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Fiserv and the Seller the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and provided, further, that after the Closing, this Section 7.5.10 shall not prohibit or restrict or otherwise limit the use or disclosure by the Buyer and its Affiliates of any documents, work papers or other materials or information related to the Assets.

(b) Fiserv, the Seller and their Affiliates shall not disclose, directly or indirectly, any documents, work papers or other materials of a confidential or proprietary nature related to the Buyer and its Affiliates (including, without limitation, any information obtained in connection with the entering into of this Agreement) and shall have all such information kept confidential; provided, however, that the Seller may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Fiserv, the Seller or its Affiliates, (B) that is or becomes available to Fiserv, the Seller or their Affiliates on a non-confidential basis from a source that is not bound by a confidentiality obligation to the Buyer or (C) with the prior written approval of the Buyer; provided, further, that to the extent that Fiserv, the Seller or their Affiliates may become legally compelled to disclose any such information by any Governmental Authority or if Fiserv, the Seller or their Affiliates receives an opinion of counsel that disclosure is required in order to avoid violating any laws, Fiserv, the Seller or their Affiliates may disclose such information but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford the Buyer the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; provided, further, that Fiserv or Seller may disclose such information to the extent necessary to comply with applicable law or regulation, in connection with any required Tax disclosures or to enforce its obligations under this Agreement.

7.5.11. Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

7.5.12. Entire Agreement. This Agreement, including the Exhibits hereto and the other agreements and written understandings referred to herein or otherwise entered into by the parties hereto on the date hereof, constitutes the entire agreement and understanding and supersedes all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications and representations, whether oral or written, by any party hereto or by any director, manager, officer, employee, agent or representative of any party hereto,. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

FISERV, INC.

By:	/s/ James W. Cox
Name:	James W. Cox
Title:	EVP

LINCOLN TRUST COMPANY

By:	/s/ Daniel R. Bartlett
Name:	Daniel R. Bartlett
Title:	Sr. VP

ROBERT BERIAULT HOLDINGS, INC.

By:	/s/ RH Beriault
Name:	RH Beriault
Title:	Chairman

EXHIBIT B

INDEMNITY

1.	Indemnity

Fiserv, Inc. (“Fiserv”) shall indemnify, defend and hold harmless Robert Beriault Holdings, Inc. and its officers, directors, owners, agents, Affiliates and successors (collectively, “Beriault Holdings”) from, against and in respect of any and all damages, losses, charges, liabilities, claims, demands, actions, suits, proceedings, payments, judgments, settlements, costs, expenses, taxes, interests and penalties (including, without limitation, reasonable attorneys’ and other professional fees and reasonable out of pocket disbursements) (each of the foregoing is a “Claim”) imposed on, sustained, incurred or suffered by, or asserted against Beriault Holdings, to the extent arising or resulting from or incurred in connection with or otherwise with respect to a third party claim arising from the provision of services by each of TIB, Affinity and Investment Services, and any of their officers, directors, agents, Affiliates, and successors, as applicable, pursuant to that certain Transition Services Agreement dated as of February 4, 2008, by and among TIB, TD Ameritrade Online Holdings Corp., and Fiserv Trust Company, and that certain Transition Services Agreement dated as of February 4, 2008 between Affinity, Investment Services, TD Ameritrade Online Holdings Corp., and Fiserv Trust Company.

2.	Process

Beriault Holdings shall give prompt written notice to Fiserv of any Claim and grants Fiserv the sole right to control the defense and disposition of all Claims. TIB shall provide Fiserv with reasonable cooperation and assistance in the defense of any Claim.

3.	Governing Law

This Indemnity and the obligations of the undersigned shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflict of laws provisions thereof.

4.	Miscellaneous

Terms used but not defined have the meaning set forth in that certain Amended and Restated Stock Purchase Agreement dated as of March 28, 2008 between Fiserv, Inc. and Robert Beriault Holdings, Inc.

In Witness Whereof, the undersigned has executed this Indemnity as of the 28th day of March, 2008.

Fiserv, Inc.

By:
Name:
Title:

2